EXHIBIT 10.5

November 25, 2024

Sue Rechner

Dear Sue,

On behalf of Feel The World Inc., dba Xero Shoes (the “Company”), I am delighted to confirm our employment offer to you as follows:

RESPONSIBILITIES

This offer is for employment with the Company as the interim CEO, reporting to the Board of Directors. As a Company employee, you will: (i) devote your reasonable best efforts, and all of your skill and ability, to promote the interests of the Company and its clients; (ii) carry out your duties in a diligent, competent, faithful and professional manner; (iii) work with other employees of the Company and clients competently and professionally; (iv) comply with all of the Company’s policies, as in effect from time to time; and (v) generally promote the interests of the Company. You will primarily work remotely.

COMPENSATION

You will receive a base salary at a monthly rate of $30,000.00, less applicable taxes and withholding, paid bi-monthly following the Company’s regular payroll. As an “exempt” employee, such salary shall constitute your compensation for all hours worked, regardless of the number of hours worked in any workweek.

BENEFITS

Beginning on the first day of employment, you will be entitled to participate in the company’s employee benefits program. Benefits include health and welfare, paid time off, and a company discount. The Company reserves the right to modify or terminate such benefit plans or programs at any time in its sole discretion and subject to the eligibility requirements and rules of each such plan or program. You will continue to accrue paid time off (“PTO”) as provided under the Company’s policies, which shall include paid sick leave under applicable state law.

TRANSACTION BONUS AND PRE-TRANSACTION BONUS

In addition to your duties as interim CEO, you are being engaged to assist the Company in preparing for a Change in Control. In the event of the closing of a transaction that results in a Change in Control, as defined below, you will be eligible for a transaction bonus at the time of close as set forth in Sections I, II, and III. In addition to the foregoing, if a transaction resulting in a Change in Control has not occurred prior to your separation from the Company, you will receive a bonus at the time of your separation from the Company as set forth in Section IV. You will be responsible for all taxes due on any amount earned and paid under Sections I, II, III, and IV. Such bonus shall be payable only after you sign a general release of claims against the Company in a form to be provided by the Company prior to your separation date (after which you shall be permitted any applicable statutory periods within which to determine whether to revoke). “Change in Control” means any of the following:

a)	the purchase or other acquisition of stock of the Company (or any direct or indirect parent entity) representing more than fifty percent (50%) of the total voting power of all classes of stock of the Company (or such direct or indirect parent entity) by one or more persons who were not stockholders of the Company (or such direct or indirect parent entity) on the date immediately prior to such purchase or other acquisition; provided, however, that the sale of equity securities of the Company primarily for financing or capital raising purposes shall not be a “Change in Control” for purposes of this clause (a); or
b)	a merger, consolidation or other corporate reorganization of the Company (or any direct or indirect parent entity) with or into any other entity, if more than fifty percent (50%) of the total voting power of all classes of stock of the continuing or surviving entity (or of any parent entity of such continuing or surviving entity) will be owned, immediately after such merger, consolidation or other corporate reorganization, by one or more persons who were not stockholders of the Company (or such direct or indirect parent entity) on the date immediately prior such merger, consolidation or other corporate reorganization; or
c)	a sale, exchange or other transfer, in any single transaction or series of related transactions, of all or substantially all of the assets of the Company; or
d)	the closing of an initial public offering of the Company's common stock (or the common stock of any direct or indirect parent entity or subsidiary).

I.                    Change in Control During Employment or Within Six Months after Termination of Employment without Cause - In the event of a Change in Control (i) while you are Actively Employed, as defined in Section VI below, or (ii) within six months after termination of your employment by the Company without Cause, you shall be entitled to a bonus upon the Closing of the Change in Control based on the enterprise value of the Company at the time of such Change in Control, as included in the table below in this Section I below provided that you reasonably cooperate in the transition to the next CEO.

Enterprise Value in Change in Control	Bonus Amount
<$50,000,000	$730,000.00
$50,000,000-$59,999,999	$865,000.00
$60,000,000-$69,999,999	$1,100,000.00
$70,000,000-$79,999,999	$1,450,000.00
$80,000,000-$89,999,999	$1,725,000.00
$90,000,000-$99,999,999	$2,175,000.00
>$100,000,000	$2,625,000.00 plus an additional $45,000 for each
$1,000,000 of Enterprise Value in excess of $100,000,000

Any bonus payable pursuant to this Section I shall be reduced (but not below zero) by the amount of any Early Leaver Bonus previously paid to you pursuant to Section IV.

II.                  Change in Control Following Departure from Employment At or Exceeding One Year - Except as provided in Section I above, in the event of a Change in Control that takes place after you are no longer employed with the Company, provided: (A) you were either (i) Actively Employed, as defined in Section VI below, by the Company for one year or more, or (ii) not Actively Employed by the Company for one year or more because your employment was terminated by the Company without Cause, (B) your separation is for any reason other than Cause, as defined below in Section IV, and (C) you reasonably cooperate in the transition to the next CEO, you shall be entitled to a bonus as calculated by the last twelve-months of EBITDA (“LTM EBITDA”) at time of your separation from the Company multiplied by a factor of 10.0x. “EBITDA” means with respect to a given period, net Company income for such period plus the amount of each of the following items to the extent that any such item was applied to reduce such net income: (A) interest expenses (calculated as net of interest income), (B) federal, state and local income Taxes, (C) depreciation and amortization expenses, and (D) certain adjustments made by the Company consistent with its past financial practices or under its credit agreements for financial covenant reporting purposes.

The 10.0x LTM EBITDA at such time will dictate the bonus amount that would be earned in accordance with the table below upon the closing of a Change in Control.

LTM EBITDA (at time of your separation)	10x LTM EBITDA	Bonus Amount
<$5,000,000	<$50,000,000	$730,000.00
$5,000,000-$5,999,999	$50,000,000-$59,999,999	$865,000.00
$6,000,000-$6,999,999	$60,000,000-$69,999,999	$1,100,000.00
$7,000,000-$7,999,999	$70,000,000-$79,999,999	$1,450,000.00
$8,000,000-$8,999,999	$80,000,000-$89,999,999	$1,725,000.00
$9,000,000-$9,999,999	$90,000,000-$99,999,999	$2,175,000.00
> $10,000,000	>$100,000,000	$2,625,000.00 plus an additional $45,000 for each $1,000,000 10x LTM EBITDA in excess of $100,000,000

For example, if LTM EBITDA at the time of your separation from the Company was $7.5 million, then 10x LTM EBITDA would be $75.0 million. If, two years after your separation, a Change in Control occurs, you would be entitled to a $1,450,000 bonus amount upon the Change in Control and subject to the other terms set forth herein. Any bonus payable pursuant to this Section II shall be reduced (but not below zero) by the amount of any Early Leaver Bonus previously paid to you pursuant to Section IV.

III.                Change in Control Following Employment Less Than One Year – Except as provided above in Section II, in the event of a Change in Control that takes place after you are no longer employed with the Company, provided: (A) you were Actively Employed, as defined in Section VI below, by the Company for less than one year, (B) your separation is for any reason other than Cause, as defined below in Section V, and (C) you reasonably cooperate in the transition to the next CEO, you shall be entitled to a bonus calculated based on [$730,000/12] x [total number of complete months of employment with the Company]. For example, if you are Actively Employed for six months, you shall be entitled to $365,000 as a bonus payment in the event of a Change in Control of the Company under this Section III. Any bonus payable pursuant to this Section III shall be reduced (but not below zero) by the amount of any bonus previously paid to you pursuant to Section IV.

IV.   Separation Bonus Prior to Change in Control – Any bonus payable to you pursuant to this Article IV shall be an “Early Leaver Bonus”.

a)	If your separation from employment occurs prior to the occurrence of a Change in Control for any reason other than Cause following employment for one year or more and you reasonably cooperate in the transition to the next CEO, you will receive a bonus at the time of your separation from the Company in an amount equal to 50% of the applicable bonus amount set forth in the table in Section II above based upon the LTM EBITDA at the time of your separation from the Company.

i.	Example One: If you leave employment with the Company twelve months after your hire date, such separation is not for Cause, no Change in Control has occurred prior to your date of separation, and the LTM EBITDA of the Company is

$6,500,000 as of the date of your separation, you will receive an Early Leaver Bonus of $550,000 ($1,100,000/2).

i.	If, following Example One, a Change in Control occurs, you will receive an additional $550,000 ($1,100,000/2).

b)	If your separation from employment occurs prior to the occurrence of a Change in Control for any reason other than Cause following employment for less than one year and you reasonably cooperate in the transition to the next CEO, you will receive an Early Leaver Bonus that is equal to the lesser of (i) 50% of the applicable bonus amount set forth in Section III above based upon the number of complete months of employment with the Company, or (ii) $500,000.00.

i.	Example Two: If you leave employment with the Company three months after your hire date, such separation is not for Cause, and no Change in Control has occurred prior to your date of separation, you will receive an Early Leaver Bonus of $91,250 calculated as follows:

$730,000/12 = $60,833.33

$60,833.33*3 = $182,500

$182,500/2= $91,250

i.	If, following Example Two, a Change in Control occurs, you will receive an additional $91,250.00 ($182,500.00-$91,250.00).

V.  Any Early Leaver Bonus payable to you pursuant to Section IV shall be deferred if the payment of such bonus does reduces the Company’s cash on hand to less than $3,000,000. If the payment of any such bonus would reduce the Company’s cash on hand to less than $3,000,000, such bonus shall be paid as follows:

i.	First, the Company shall pay you the amount of Company cash on hand in excess of $3,000,000.

i.	For example, if your bonus is $100,000, and the Company has cash on hand as of the date of your separation of $2,900,000, no payment in respect of the bonus shall be payable as of the date of your separation.
ii.	At the end of each quarter following the trigger of an Early Leaver Bonus pursuant to Section IV, the Company shall pay you any remainder of such bonus based on the Company’s then-available cash on hand in excess of $3,000,000.
i.	For example, if you were paid $0 of a payable bonus in the amount of $100,000 as of the date of your separation from the Company due to a lack of available cash on hand, and at the end of the first quarter after your date of separation, the Company has $3,200,000 cash on hand, the Company shall pay the full

$100,000 at such time. If, by way of further example the Company only had

$3,050,000 cash on hand, it would pay you $50,000 cash on hand at such time and continue to pay you in subsequent quarters as cash on hand allows under this Section V.

V.                 “Cause” Definition - For the purposes hereof, “Cause” is defined as the following; (i) your willful and material breach of any contractual obligation to the Company, and material Company policy or procedure or fiduciary duty owed by you, which breach is not cured within seven (7) days’ of written notice; (ii) your commission of any material act of dishonesty, fraud, misrepresentation, or crime involving moral turpitude; (iii) your being convicted with a felony; and (iv) your having acted in any manner resulting in a material adverse effect on the Company’s business or reputation, which breach is not cured within seven (7) days’ of written notice.

VI.               “Actively Employed” Definition - For the purposes hereof, “Actively Employed” is defined as working your regular full-time schedule, including paid time off and any approved leave of absence. It is understood and agreed that your current advisory relationships with Title Nine and your board advisory roles and equity investments in Active Brands AS and Anything Possible Brands, Inc. do not currently, and will not in the future, require more than a de minimis level of your time and do not and will not present a conflict of interest for the Company. It is agreed that as a condition of employment you will disclose and review for consent from the Board prior to committing to any changes in your commitment or status with these or any future board or advisory roles.

EMPLOYEE AT-WILL

This Offer Letter outlines the terms of our employment offer, but it does not constitute an employment contract for any specific length of time. Your employment with the Company is strictly “at-will” which means that it is subject to termination by either you or the Company at any time, for any reason, with or without notice and/or cause. Nothing contained in this letter or said to you by the Company during your employment should be interpreted as a guarantee of continued employment. For the avoidance of doubt, your rights to receive the bonuses described above will survive the termination of your employment.

TERMS OF OFFER

The Company extends this offer to you contingent on verification of your prior employment and educational information, satisfactory results from our reference and background checks, and verification of your identity and right to work in the United States. You also confirm that you do not have any other type of written or oral non-competition agreement or any other agreement that would prevent you from accepting or performing services for the Company as outlined in this letter.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (PIIA)

As a condition of your employment and as a condition of our agreement to provide you with access to the Company’s confidential and proprietary information, you will be required to review and sign a standard protective covenants agreement, a copy of which will be sent to you by our Legal Contracts Manager. You acknowledge that the PIIA is ancillary to and part of this letter, which is an otherwise enforceable agreement.

INDEMNIFICATION

If at any time during or after your employment with Company, a legal action is initiated against you by Rifle Paper Co., its predecessors, successors, or any affiliate thereof, (“Prior Employer”) for breach of any agreement entered into by you with Prior Employer relating to your commencement of employment with Company (or during your discussions with the Company relating to your potential employment), or your actions or omissions during your employment with Company, the Company shall indemnify, hold harmless and defend you with regard to any such action, for claims, actions, causes of action, suits, judgments, or demands, including but not limited to, claims for monetary damages, injunctive relief, settlement, or attorney’s fees (“Indemnification Obligations”). The Company and you shall mutually agree on selection of counsel for you. The Company agrees that it will not terminate your employment to avoid the Indemnification Obligations contained herein and that the Company’s Indemnification Obligations survive the termination of your employment.

ENTIRE AGREEMENT

This Offer Letter and the PIIA contain the entire agreement between us. You acknowledge that you have not relied upon any representations (oral or otherwise) other than those explicitly stated in this letter.

We look forward to having you onboard on November 25, 2024, as your start date. Please sign and return to me signed copies of the PIIA and this Offer Letter by November 25, 2024.

Sue, we are very excited about you joining us and wish you every success in your new position. Please contact me with any questions about your position and/or this Offer Letter.

Sincerely,

FEEL THE WORLD INC.

By:	/s/ Lena Phoenix
Lena Phoenix Board Chair

Co-Founder/CEO Feel the World, Inc.

I confirm my acceptance of employment with Feel The World Inc. subject to the terms and conditions set forth above and in the PIIA.

By:	/s/ Sue Rechner

Sue Rechner

November 25, 2024

Date

AMENDMENT #1 TO THE OFFER LETTER

BETWEEN

FEEL THE WORLD INC., DBA XERO SHOES AND

SUE RECHNER

It is hereby agreed that the Offer Letter by and between Feel The World Inc., dba Xero Shoes and Sue Rechner, dated of November 25, 2024 (the “Letter”), shall hereby be amended as follows:

1. Section VI beginning on page five of the Letter (Actively Employed Definition), shall be deleted in its entirety and replaced to read as follows:

“Actively Employed” Definition - For the purposes hereof, “Actively Employed” is defined as working your regular full-time schedule, including paid time off and any approved leave of absence. It is understood and agreed that your current advisory relationships with Title Nine and your board advisory roles and equity investments in Eden Bros and Anything Possible Brands, Inc. do not currently, and will not in the future, require more than a de minimis level of your time and do not and will not present a conflict of interest for the Company. It is agreed that as a condition of employment you will disclose and review for consent from the Board prior to committing to any changes in your commitment or status with these or any future board or advisory roles.

IN WITNESS WHEREOF, the parties have caused the amendments to the Letter to be executed by their duly authorized representatives as of December 20, 2024.

FEEL THE WORLD INC., DBA XERO SHOES

By:	/s/ Lena Phoenix
Lena Phoenix Board Chair

SUE RECHNER

By:	/s/ Sue Rechner